UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2019

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Oyster Point Boulevard South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FPRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2019, the Board of Directors (the “Board”) of Five Prime Therapeutics, Inc. (“FivePrime”) promoted Helen Collins, M.D., from Senior Vice President and Chief Medical Officer to Executive Vice President and Chief Medical Officer of FivePrime, effective August 20, 2019 (the “Promotion Date”).

In connection with Dr. Collins’ promotion, the Compensation and Management Development Committee of the Board (the “Compensation Committee”) approved an increase in Dr. Collins’ annual base salary from $455,840 to $465,000.

In addition, on the Promotion Date, the Compensation Committee granted to Dr. Collins (i) an option (the “Option”) to purchase 20,000 shares of FivePrime’s common stock (the “Common Stock”) and (ii) 5,000 restricted shares of Common Stock (the “Restricted Stock Award”), in each case pursuant to FivePrime’s 2013 Omnibus Incentive Plan. The Option has an exercise price per share of $5.78, the closing price of the Common Stock on the Promotion Date, and a term of 10 years from the Promotion Date. The Option will vest with respect to 1/48th of the shares subject to the Option on September 20, 2019 and 1/48th of the shares subject to the Option monthly thereafter, in each case, subject to Dr. Collins’ continued service to FivePrime on each vest date. The Restricted Stock Award will vest over three years in equal annual installments on each anniversary of the Promotion Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Chief Strategy Officer and Secretary

Dated: August 22, 2019